                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                               ALEXANDER'S, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               ALEXANDER'S, INC.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                               ALEXANDER'S, INC.

                             PARK 80 WEST PLAZA II


                         SADDLE BROOK, NEW JERSEY 07663


                            ------------------------

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 22, 1996


                            ------------------------


To the Holders of Common Stock:



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Alexander's, Inc. (the "Company") will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 22, 1996 at 12:00 P.M. for the following purposes:


     1. The election of three persons to the Board of Directors of the Company for a term of three years.


     2. Approval of the Company's Omnibus Stock Plan.



     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.


     Pursuant to the By-laws of the Company, the Board of Directors of the Company has fixed the close of business on March 20, 1996, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.


                                           By Order of the Board of Directors,



                                           Stephen Mann

                                           Chairman

                               ALEXANDER'S, INC.
                             PARK 80 WEST PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1996

                            ------------------------

                                  INTRODUCTION

     The enclosed proxy is being solicited by the Board of Directors of Alexander's, Inc., a Delaware corporation (together with its consolidated subsidiaries, the "Company", unless the context indicates otherwise), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 22, 1996 (the "Annual Meeting"). The proxy may be revoked by the stockholder at any time prior to its exercise at the Annual Meeting. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing. Such reimbursement is not expected to exceed $5,000.

     Only stockholders of record at the close of business on March 20, 1996 are entitled to notice of and to vote at the Annual Meeting. On March 20, 1996, there were 5,000,850 shares of Common Stock, par value $1.00 per share ("Common Stock") outstanding, each entitled to one vote at the Annual Meeting.

     Under the Company's By-laws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect Directors. The approval of the Company's Omnibus Stock Plan must receive an affirmative vote by a majority of the votes cast to be approved. A majority of the outstanding shares will constitute a quorum at the meeting. Proxies marked "withhold authority" (including proxies from brokers or other nominees indicating that such persons do not have discretionary power to vote shares in certain matters) will be counted for the purpose of determining the presence of a quorum, but will not be counted for purposes of determining whether a proposal has been approved.

     The principal executive office of the Company is located at Park 80 West Plaza II, Saddle Brook, New Jersey 07663. This notice of meeting and proxy statement and enclosed proxy will be mailed on or about April 26, 1996 to the Company's stockholders of record as of the close of business on March 20, 1996.

                          ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors shall be divided into three classes. One class of directors is elected at each annual meeting of shareholders to hold office for a term of three years and until their successors are duly elected and qualify. Three nominees for Class II Directors are to be elected at the Annual Meeting to serve on the Board of Directors until the Company's Annual Meeting in 1999 and their respective successors shall have been elected and qualified. Present Class I and III Directors serve until the Company's Annual Meetings in 1998 and 1997, respectively.

     Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his or her substitute, will vote such proxy for the election of the three nominees listed below as Class II Directors for a three-year term and until their respective successors are elected and qualify. If any nominee at the time of election is unavailable to serve, it is intended that the person named in the proxy, or his substitute, will vote for an alternative nominee who will be designated by the Board. Proxies may be voted only for the three nominees named or such alternates. However, the Board has no reason to anticipate that any of the nominees hereafter named will not be available to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ELECTION OF THE NOMINEES LISTED BELOW AS CLASS II DIRECTORS. It is the Company's understanding that Interstate Properties ("Interstate"), a New Jersey general partnership, Vornado Realty Trust ("Vornado") and Steven Roth, the managing general partner of Interstate and Chief Executive Officer and director of the Company and Chairman of the Board of Trustees and Chief Executive Officer of Vornado, who own in the aggregate 56.6% of the Common Stock, will vote for this proposal.


     The nominees for election as Class II Directors are currently members of the Board of Directors. The present members of the Board of Directors are listed below, together with a brief biography for each such person and the year in which he first became a Director of the Company.


                                              PRINCIPAL OCCUPATIONS,
                                                BUSINESS EXPERIENCE              YEAR FIRST
                                              DURING PAST FIVE YEARS             ELECTED A
                NAME                          AND OTHER DIRECTORSHIPS             DIRECTOR      AGE
- ------------------------------------  ---------------------------------------    ----------     ---
NOMINEES FOR ELECTION TO SERVE UNTIL
THE 1999 ANNUAL MEETING (CLASS II):
David Mandelbaum....................  A member of the law firm of Mandelbaum        1995        60
                                      & Mandelbaum, P.C. since 1967; a
                                      general partner of Interstate since
                                      1968; Trustee of Vornado since 1979.
Arthur I. Sonnenblick...............  Managing Director of Sonnenblick-             1984(1)     64
                                      Goldman Company, real estate investment
                                      bankers, since January 1, 1996, Vice
                                      Chairman and Chief Executive Officer
                                      until December 31, 1995.
Richard West*.......................  Chairman of the Audit Committee of the        1984        58
                                      Company since prior to 1986; Dean
                                      Emeritus, Leonard N. Stern School of
                                      Business, New York University,
                                      Professor of Finance from 1984 through
                                      1995, and Dean from 1984 through August
                                      1993; Director or Trustee of Vornado,
                                      Smith-Corona Corp., Bowne & Co., Inc.
                                      and various investment companies
                                      managed by Merrill Lynch Assets
                                      Management, Inc.
PRESENT DIRECTORS ELECTED TO SERVE
  UNTIL THE 1997 ANNUAL MEETING
  (CLASS III):
Steven Roth*........................  Chief Executive Officer of the Company        1989        54
                                      since March 2, 1995; Chairman and Chief
                                      Executive Officer of Vornado since 1989
                                      and Trustee of Vornado since 1979;
                                      general partner of Interstate since
                                      1968 (presently managing general
                                      partner); Director of Insituform
                                      Technologies, Inc.
Russell B. Wight, Jr.*..............  A general partner of Interstate since         1995        56
                                      1968; Trustee of Vornado since 1979 and
                                      Director of Insituform Technologies,
                                      Inc.
Neil Underberg......................  A member of the law firm Whitman Breed        1980        67
                                      Abbott & Morgan since December 1987.

                                              PRINCIPAL OCCUPATIONS,
                                                BUSINESS EXPERIENCE              YEAR FIRST
                                              DURING PAST FIVE YEARS             ELECTED A
                NAME                          AND OTHER DIRECTORSHIPS             DIRECTOR      AGE
- ------------------------------------  ---------------------------------------    ----------     ---
PRESENT DIRECTORS ELECTED TO SERVE
  UNTIL THE 1998 ANNUAL MEETING
  (CLASS I):
Thomas R. DiBenedetto...............  President of Boston International             1984        46
                                      Group, Inc. since prior to 1986;
                                      Director of Showscan Corp.; Director of
                                      National Wireless Holdings, Inc.;
                                      Managing Director of Olympic Partners,
                                      a real estate investment firm.
Stephen Mann........................  Chairman of the Board of Directors of         1980        58
                                      the Company since March 2, 1995;
                                      Interim Chairman of the Board of
                                      Directors of the Company from August 8,
                                      1994 to March 2, 1995; Chairman of The
                                      Clifford Companies since 1990; prior
                                      thereto, counsel to the law firm of
                                      Mudge Rose Guthrie Alexander & Ferdon.


- ---------------

 *  Member of the Executive Committee of the Board of Directors of the Company



(1) Mr. Sonnenblick also served as a director of the Company between 1980 and 1982.


FORMER DIRECTORS

     Ms. Patricia Goldstein, Ms. Wendy Silverstein and Mr. Marcus Giancaterino, employees of Citibank, N.A., a former stockholder of the Company, resigned as directors of the Company effective March 2, 1995 in connection with the acquisition by Vornado on that date of the Common Stock held by Citibank, N.A.


     The Company is not aware of any family relationships among any directors, executive officers or nominees.


     The Board of Directors held seven meetings during 1995. As of March 9, 1995, Messrs. Roth, West and Wight are the members of the Executive Committee of the Board of Directors, which is authorized to exercise virtually all the powers of the Board of Directors in the management of the business and affairs of the Company to the fullest extent permitted by law. Until March 9, 1995, the members of the Executive Committee were Messrs. Roth, West, Giancaterino and Ms. Silverstein. The Executive Committee of the Board of Directors did not meet in 1995.


     The Audit Committee's functions include reviewing annual and quarterly reports sent to shareholders and filed with the Securities and Exchange Commission, recommending to the Board of Directors the engaging of the independent auditors, reviewing with the independent auditors the plan and results of the auditors' engagement and other matters of interest to the Committee and reviewing with the Company's officers and internal auditors matters of interest to the Committee, including the effectiveness of the Company's internal controls and the results of its operations. As of March 9, 1995, Messrs. West, Underberg, DiBenedetto and Mann are the members of the Audit Committee. Mr. Mann replaced Ms. Silverstein, who was a member of the Audit Committee in 1994. The Audit Committee held four meetings during 1995.


     The Compensation Committee, appointed March 9, 1995, is responsible for establishing the terms of the compensation of the executive officers. The Committee consists of two members, Messrs. Mann and DiBenedetto. Prior to March 9, 1995, the functions of the Committee were carried out by the full Board of Directors or through ad hoc committees of the Board appointed to address and advise the Board on various compensation matters.

     All directors attended 75% or more of the meetings of the Board of Directors and the Committees on which they served.

          BOARD OF DIRECTORS REPORT ON EXECUTIVE OFFICER COMPENSATION

     The Company had no Chief Executive Officer in 1994. The Chief Executive Officer's functions were handled by the Board of Directors, whose main objective was to implement the Joint Plan of Reorganization that the Company filed on May 14, 1993 (as amended and restated on July 21, 1993, and modified thereafter, the "Plan of Reorganization"), permitting the Company to emerge from bankruptcy proceedings as a real estate company. See "Certain Transactions." Effective August 8, 1994, the Board of Directors appointed Mr. Mann as Interim Chairman of the Board of Directors to oversee the negotiation and execution of the remaining stages of the Plan of Reorganization. In view of the complexity and demanding nature of the role to be carried out by the Interim Chairman, the Board of Directors agreed to pay Mr. Mann $50,000 per month for his services. Mr. Mann became Chairman of the Board of Directors effective March 2, 1995 pursuant to a contract under which he will be paid $250,000 per annum. See "Employment Contracts."


     The Board of Directors also renegotiated Mr. Kurtz's employment agreement during 1994. The Board considered Mr. Kurtz's contribution to the consummation of the Plan of Reorganization and concluded that his retention was important to the successful implementation of the final stages of the Plan of Reorganization. As a result, the Board of Directors determined that it was in the interest of the Company to enter into a new employment agreement with Mr. Kurtz. See "Employment Contracts" for a discussion of the terms of Mr. Kurtz's employment agreement.



     Given current levels of compensation, the Company has not yet needed to establish a policy with respect to Section 162(m) of the Internal Revenue Code, which limits the ability of a publicly-held corporation to deduct compensation in excess of $1 million paid to certain executives for tax years beginning on or after January 1, 1994.



                                          Stephen Mann

                                          Thomas R. DiBenedetto

                               PERFORMANCE GRAPH


     On May 15, 1992, the Company, which was engaged in the retail business, and sixteen of its subsidiaries filed petitions for relief under chapter 11 of the Bankruptcy Code 11, U.S.C. Sections 101 et seq., (the "Bankruptcy Case"). On May 14, 1993, the Company filed the Plan of Reorganization, which allowed it to emerge from bankruptcy proceedings and reorganize and operate as a real estate company. The line graph that follows charts the yearly percentage change in cumulative stockholder return on an investment in the Company's Common Stock against the Standard & Poor's 500 Index (the "S&P 500") and the National Association of Real Estate Investment Trusts ("NAREIT") All Equity Index (excluding Health Care REIT's), a peer group index consisting of 166 such investment trusts. The graph assumes an investment of $100 on December 31, 1990 (weighted on the basis of market capitalization) and accumulation and reinvestment of all dividends paid thereafter through December 31, 1995. THERE CAN BE NO ASSURANCE THAT THE COMPANY'S STOCK PERFORMANCE WILL CONTINUE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.


                                                                  THE NAREIT
      MEASUREMENT PERIOD                          S&P 500 IN-     ALL EQUITY
    (FISCAL YEAR COVERED)         ALEXANDER'S         DEX          INDEX(1)
1990                                       100             100             100
1991                                       107             131             129
1992                                       210             141             156
1993                                       267             155             185
1994                                       232             157             191
1995                                       305             215             218


(1) Excluding Health Care REITs.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 17, 1996, by (i) each director of the Company, (ii) each person known by the Company to be the owner of more than five percent of the Company's outstanding Common Stock and (iii) all directors, nominees and executive officers as a group. Except as otherwise indicated, the Company believes that the owners of the shares listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. Unless otherwise noted, the address of all such persons is c/o Alexander's, Inc., Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

                                                                       ACCOUNT AND
                                                                   NATURE OF BENEFICIAL     PERCENT OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP(1)          CLASS(2)
- -----------------------------------------------------------------  --------------------     ----------
Steven Roth......................................................        1,364,268(3)          27.3%
Russell Wight, Jr................................................        1,354,568(3)          27.1%
  278 S. Maya Palm Drive
  Boca Raton, Florida 33432
David Mandelbaum.................................................        1,354,568(3)          27.1%
  Mandelbaum & Mandelbaum, P.C.
  80 Main Street
  West Orange, New Jersey 07052
Neil Underberg...................................................              500                *
  Whitman Breed Abbott & Morgan
  200 Park Avenue
  New York, New York 10166
Richard West.....................................................              200                *
  Box 604
  287 Genoa Springs Drive
  Genoa, Nevada 89411
Stephen Mann.....................................................              100                *
  The Clifford Companies
  292 Madison Avenue
  New York, New York 10017
All directors and executive officers as a group (10 persons).....        1,365,068             27.3%
Vornado Realty Trust.............................................        1,466,568(4)          29.3%
Interstate Properties............................................        1,354,568(3)          27.1%
Heine Securities Corporation and Michael F. Price................          522,890(5)          10.5%
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078
First Union Corporation..........................................          256,910(6)           5.1%
  One First Union Center
  Charlotte, North Carolina 28288
BAMCO, Inc. and Baron Capital Management, Inc. ..................          285,300(7)           5.7%
  450 Park Avenue
  New York, New York 10022
* Under 1%.

- ---------------
(1) Unless otherwise indicated, each person is the direct owner of and has sole voting power and sole investment power with respect to such shares.

(2) Based on 5,000,850 shares outstanding as of April 17, 1996.

(3) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the general partners, owns 1,354,568 shares. These shares are included in the total shares and the percentage of class of Interstate, Mr. Roth, Mr. Wight and Mr. Mandelbaum. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these shares.

(4) Interstate owns 27.7% of the common shares of beneficial interest of Vornado. Interstate and its three general partners (Messrs. Roth, Mandelbaum and Wight, all directors of the Company) own in the aggregate 32.0% of the common shares of beneficial interest of Vornado. Interstate, its three general partners and Vornado own in the aggregate 56.6% of the outstanding shares of Common Stock. See "Interest of Management in Certain Transactions" below.


(5) Based on Schedule 13G dated February 1, 1996, Heine Securities Corporation ("Heine") is an investment adviser registered under the Investment Advisers Act of 1940. One or more of Heine's advisory clients is the legal owner of the securities and pursuant to investment advisory agreements, Heine has sole investment discretion and voting authority with respect to the shares. Michael F. Price is president of Heine, in which capacity he exercises voting control and dispositive power over the shares.



(6) Based on Schedule 13G dated February 12, 1996, First Union Corporation has sole voting power with respect to 230,210 shares, shared voting power with respect to 26,700 shares and sole dispositive power with respect to 256,910 shares.



(7) Based on Schedule 13G dated February 7, 1996, BAMCO, Inc. has the sole power to vote or direct the vote of 96,000 shares and has the sole power to dispose or direct the disposition of 96,000 shares. Baron Capital Management, Inc. has the sole power to vote or direct the vote of 189,300 shares and has the sole power to dispose or direct the disposition of 189,300 shares.


                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by the Company and its subsidiaries to the Company's executive officers, who were serving as executive officers at December 31, 1995, for services rendered in all capacities to the Company and its subsidiaries for the years 1993 through 1995.

                           SUMMARY COMPENSATION TABLE


                                                        ANNUAL COMPENSATION             ALL OTHER
                                                 ---------------------------------     COMPENSATION
          NAME AND PRINCIPAL POSITION            YEAR     SALARY ($)     BONUS ($)         ($)
- -----------------------------------------------  ----     ----------     ---------     ------------
Stephen Mann...................................  1995       309,692       250,000              --
  Chairman of the Board of Directors(1)          1994       250,000            --              --
Steven Roth....................................  1995            --            --              --
  Chief Executive Officer(1)(2)
Brian M. Kurtz.................................  1995       260,135        50,000         250,000(3)
  Executive Vice President and                   1994       220,193            --             294(4)
  Chief Administrative Officer                   1993       195,731       107,750              74(4)


- ---------------
(1) Mr. Mann was appointed Interim Chairman of the Board of Directors effective August 8, 1994. He was appointed Chairman on March 2, 1995 when Mr. Roth was appointed Chief Executive Officer of the Company. During 1994, the Company did not have an executive officer designated as "Chief Executive Officer".

(2) The fee payable by the Company to Vornado includes the services of Mr. Roth as Chief Executive Officer of the Company. Mr. Roth is compensated as an officer of Vornado and does not receive any additional consideration for providing services to the Company. See "Certain Transactions".


(3) Severance pay to Mr. Kurtz pursuant to his employment contract when his full time employment ceased.



(4) Amounts shown represent the premium cost of term life insurance.


                              EMPLOYMENT CONTRACTS

     Mr. Kurtz and the Company entered into a new employment agreement, commencing March 29, 1995 and expiring on December 31, 1996. This agreement provides for a two-stage employment term. During the first stage, effective until July 31, 1995, Mr. Kurtz will be employed on the terms of his previous employment agreement, which provides for a base salary of $250,000 per annum. During the second stage, effective August 1, 1995, Mr. Kurtz will be employed on a part-time basis for three days per week at an annual salary of $160,000. In addition, during both stages of employment, if the employment is terminated by the Company without just cause, or Mr. Kurtz resigns for good reason, he receives a lump sum equal to the base salary that would have been payable to the end of the term provided for under the employment agreement. The term of the employment agreement may be extended at the option of the Company for additional 12-month periods.


     The Company also entered into an employment agreement with Mr. Mann, commencing March 2, 1995 and expiring on March 2, 1998. The employment agreement provides for a base salary of $250,000 per annum to be paid to Mr. Mann. In the event of termination of the employment agreement by the Company without just cause, or if Mr. Mann resigns for good reason, Mr. Mann will continue to be paid his base salary until the end of the term provided for under the employment agreement.


                           COMPENSATION OF DIRECTORS

     Directors of the Company received an annual retainer of $13,500 for their services in 1995. In addition, directors who are not compensated officers of the Company received a fee of $500 for each Board or Committee meeting attended.

     During 1995, bonuses were approved for certain Directors as follows:
$250,000 each to Messrs. Mann and West and $100,000 each to Messrs. DiBenedetto, Sonnenblick and Underberg. Messrs. Mann and West were paid their bonuses during 1995.

     Effective August 8, 1994, Mr. Mann received $50,000 per month for his services as Interim Chairman. Mr. Mann received no other compensation for his services during that period. Effective March 2, 1995, Mr. Mann became Chairman of the Board of Directors pursuant to an employment agreement under which he will be paid $250,000 per annum. See "Employment Contracts."

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                             COMPENSATION DECISIONS

     The Company has a Compensation Committee, consisting of Messrs. Mann and DiBenedetto. There are no interlocking relationships involving the Company's Board of Directors which require disclosure under the executive compensation rules of the Securities and Exchange Commission.

                              CERTAIN TRANSACTIONS

     Interstate, a partnership of which Mr. Roth is the managing general partner, owns 27.1% of the outstanding Common Stock of the Company and owns 27.7% of the outstanding common shares of beneficial interest of Vornado. In addition, Mr. Roth owns 3.3% of the outstanding common shares of beneficial interest of Vornado. Mr. Roth, Interstate and the other two general partners of Interstate own, in the aggregate, 32.0% of the outstanding common shares of beneficial interest of Vornado. Vornado owns 29.3% of the outstanding Common Stock of the Company and, because of the relationship between Interstate, Mr. Roth and Vornado, Interstate and Vornado have filed as a "group" with the Securities and Exchange Commission in connection with their respective holdings in the Company.

     In connection with its reorganization as a real estate company, the Company entered into a three-year Management and Development Agreement (the "Management Agreement") with Vornado effective March 2, 1995 and approved by the Bankruptcy Court. Pursuant to this Agreement, Mr. Roth, a director of the Company and the Chairman of the Board and Chief Executive Officer of Vornado, became the Chief Executive Officer of the Company, and Vornado agreed to manage all of the Company's business affairs and manage and develop the Company's properties. Vornado has also agreed to continue to act as the Company's exclusive leasing agent pursuant to the Real Estate Retention Agreement dated July 20, 1992 (the "Retention Agreement"), the term of which has been extended to be coterminous with the Management Agreement.


     The fee payable by the Company to Vornado for services under the Management Agreement is $3 million per year, subject to certain adjustments, plus 6% of development costs with a minimum guaranteed fee for the development portion of $1.65 million in the first year and $750,000 in each of the second and third years. The

Management Agreement includes the services of Mr. Roth as Chief Executive Officer and Mr. Macnow as Vice President and Chief Financial Officer. Mr. Roth and Mr. Macnow are compensated as officers of Vornado and do not receive any additional consideration for providing services to the Company. The Management Agreement may be terminated if such Agreement adversely affects either the Company's or Vornado's REIT status or, under certain circumstances, in the event of a change of control of Vornado. On July 6, 1995, Vornado assigned the Management Agreement to Vornado Management Corp., an affiliate of Vornado.

     The Company is also party to a Retention Agreement with Vornado. Pursuant to the Retention Agreement, Vornado agreed to act as the Company's exclusive leasing agent. At December 31, 1995, the Company owed Vornado approximately $7.9 million for transactions completed to date. This amount will be payable in an amount not to exceed $2.5 million in any calendar year until the present value of such installments (calculated at a discount rate of 9% per annum) paid to Vornado equals the amount that would have been paid had it been paid on September 21, 1993 or at the time of the transaction giving rise to the commission, if later.

     In connection with Vornado's increased ownership of the Company's Common Stock, in March 1995 Vornado, the Company and Interstate entered into the Standstill Agreement which became effective March 2, 1995. Pursuant to the Standstill Agreement, Vornado, Interstate and their respective affiliates (the "Vornado Group") are restricted for three years from owning, in the aggregate, Common Stock of the Company in excess of 66.65% without the consent of the Company's independent directors. The Standstill Agreement also restricts for three years the disposition by the Vornado Group of the Company's Common Stock (other than pursuant to an underwritten public offering) in an amount in excess of the greater of (i) 30% of the Company's Common Stock or (ii) a majority of the Company's Common Stock held by Interstate and Vornado and their affiliates, at a price greater than 115% of the then current market price, unless the transferee irrevocably offers to purchase the same pro rata percentage of the Company's Common Stock held by all other beneficial owners of such Common Stock.


     On March 15, 1995, the Company borrowed from Vornado and a bank an aggregate amount of $75 million at a blended rate per annum of 13.8%, secured by mortgages on all of the Company's assets and/or pledges of the stock of subsidiaries owning the assets and/or guarantees of such subsidiaries and the parent. The loan with Vornado is in the principal amount of $45 million and is subordinated to that of the bank. The loans mature on March 15, 1998. As a result of the subordination, the Vornado loan bears interest at a rate per annum equal to 16.43% (effective rate 17.54%) for the first two years, and at a fixed rate for the third year of 992 basis points over the one-year Treasury bill rate. The Company paid a loan origination fee to Vornado and the bank of $1.5 million and $375,000, respectively. The loans are prepayable at the end of the second year of their term without penalty. The loans contain customary covenants including, among others, lease approval rights, limitations on additional debt, dividends, acquisitions, mergers, property sales and restrict the Company from developing property without signed leases for more than 50% of such property's leasable space. No dividends can be paid unless required to maintain Real Estate Investment Trust ("REIT") status.



     The proceeds of the foregoing loans were used to pay the general unsecured creditors of the Company, to prepay existing loans on the Lexington Avenue, Rego Park and Kings Plaza Store properties, to fund the cash collateral account established pursuant to an escrow agreement for the payment of certain unpaid real estate taxes and to establish the cash collateral accounts in the amount of $8.1 million for purposes of funding the remaining disputed claims in the Bankruptcy Cases as they become allowed. The remaining proceeds of such loans will be used for general corporate purposes.


     In March 1995, the Company paid $250,000 to Mr. Macnow in recognition of his contributions to the financial restructuring of the Company. In August 1995, he was appointed Vice President and Chief Financial Officer of the Company. The payment was not made pursuant to, or in contemplation of, Mr. Macnow's subsequent appointment.

     During the years ended December 31, 1995 and 1994, the five months ended December 31, 1993 and the fiscal year ended July 31, 1993, Vornado through Interstate was paid $463,000, $57,000, $2,000 and $445,000, respectively, by the Kings Plaza Shopping Center for performing leasing services.

     During the years ended December 31, 1995 and 1994, the five months ended December 31, 1993 and the fiscal year ended July 31, 1993, Whitman Breed Abbott & Morgan (formerly Whitman & Ransom), a law firm of which Neil Underberg, a director of the Company, is a partner, performed legal services for the Company for which it was paid $429,000, $735,000, $494,000 and $1,081,000, respectively.

     During the year ended December 31, 1995, the Company paid fees of $187,633 to Sonnenblick-Goldman Company ("Sonnenblick-Goldman") in connection with the arrangement of certain financings on behalf of the Company. Arthur Sonnenblick, a director of the Company, is Managing Director of Sonnenblick-Goldman. In addition, Messrs. Roth, Mandelbaum and Wight, directors of the Company, hold equity interests in Sonnenblick-Goldman. Sonnenblick-Goldman was also reimbursed $20,799 in 1994 for certain expenses in connection with its efforts in arranging a financing that was never consummated.

                   PROPOSAL TO APPROVE THE OMNIBUS STOCK PLAN

     The purpose of the Alexander's Omnibus Stock Plan (the "Plan") will be to promote the financial interests of the Company by encouraging employees and officers of the Company and its subsidiaries, employees of Vornado Realty Trust ("Vornado") and its subsidiaries or any other person or entity designated by the Committee (as defined below) (collectively "Eligible Persons") to acquire an ownership interest in the Company, enhancing its ability to attract and retain people or entities of outstanding ability and providing such persons with a way to acquire or increase their proprietary interest in the Company's success. Approval of the adoption of the Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock represented and entitled to vote at the Annual Meeting.

     Under the Plan, Eligible Persons may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. The Plan will be administered by a committee to be selected by the Board of Directors of the Company, from time to time (the "Committee"), which is comprised exclusively of non-employee Directors, each of whom is "disinterested" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and which will be authorized to select Eligible Persons to receive awards, determine the type of awards to be made, determine the number of shares of Common Stock or share units subject to any award and the other terms and conditions of such awards. All Eligible Persons who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee, will be eligible to receive awards under the Plan. As such criteria is subjective in nature, the Company cannot accurately estimate the number of persons who may be included in such class from time to time. Each officer of the Company could be granted awards under the Plan.

     The awards will not be assignable or transferable except by will or the laws of descent and distribution and no right or interest of any participant may be subject to any lien, obligation or liability of the holder. The maximum aggregate number of shares of Common Stock for which awards may be granted will be 2,000,000, subject to adjustment in accordance with the terms of the Plan.


     Under Section 162(m) of the Internal Revenue Code, the Company's deductions for compensation paid to the Chief Executive Officer or any of the four most highly compensated executive officers, other than the Chief Executive Officer, are limited to $1 million in any year unless certain requirements related to performance-based compensation are satisfied. In order for awards of stock options and stock appreciation rights to satisfy the requirements of performance-based compensation it is necessary to specify an aggregate number of shares which can be subject to stock options and stock appreciation rights granted to any participant. The Plan provides that a participant may not be granted stock options and stock appreciation rights with respect to more than 1,000,000 shares of Common Stock in any Plan year. A copy of the Plan is annexed hereto as Exhibit A.

STOCK OPTIONS

     Options may be either "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code or "non-qualified" stock options; provided, however, that only employees of the Company or its subsidiaries may receive incentive stock options. Stock options entitle the holder to purchase shares of Common Stock at a per share price determined by the Committee which in no event may be less than the fair market value of the Common Stock on the date of grant. For incentive stock options granted to persons owning more than ten percent of the outstanding Common Stock, the option price shall not be less than 110% of the fair market value per share of Common Stock at the date of grant. No employee may receive incentive stock options that, in the aggregate, entitle the employee to purchase, in any calendar year during which such options first become exercisable, stock in the Company, any parent or any subsidiary having a fair market value in excess of $100,000. Stock options will be exercisable for such period as will be determined by the Committee, but in no event may options be exercisable after 10 years from the date of grant (5 years in the case of an incentive stock option granted to a ten percent stockholder). The option price for shares of Common Stock purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender of unrestricted shares of Common Stock or by a combination of cash and unrestricted shares of Common Stock.

     The Plan provides for the grant of "reload stock options", at the discretion of the Committee, to a participant who uses common shares owned by the participant to pay all or a part of the exercise price of a stock option (including a reload stock option). A reload stock option will cover the number of shares tendered in payment of the exercise price and will have a per share exercise price not less than the fair market value of the common shares on the date of grant of the reload stock option.

     Awards under the Plan are determined by the Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future.

     Upon the grant or exercise of an incentive stock plan, no income will be recognized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. If the shares of Common Stock acquired upon exercise are not disposed of within the one year period beginning on the date of the transfer of the shares of Common Stock to the optionee, nor within the two year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If the shares of Common Stock are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the shares of Common Stock on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction. The amount by which the fair market value of shares of Common Stock at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference which subjects the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

     Upon the grant of a non-qualified option, no income will be realized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the shares of Common Stock at the time of exercise of the option exceeds the exercise price will be taxed as ordinary income to the optionee and the Company will be entitled to a corresponding deduction.

STOCK APPRECIATION RIGHTS

     Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option or may be freestanding and unrelated to a stock option and may not be exercised earlier than six months after grant except in the event of the holder's death or disability. The Committee is authorized to determine whether a stock appreciation right will be settled in cash, previously acquired shares of Common Stock or a combination thereof.

PERFORMANCE SHARES

     Performance share awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock in amounts determined by the Committee at the time of grant. Performance share awards consisting of actual shares of Common Stock entitle the holder to receive shares of Common Stock in an amount based upon performance conditions of the Company over a performance period as determined by the Committee at the time of grant. Such performance share awards may provide the holder with dividends and voting rights prior to vesting. Performance share awards consisting of share units entitle the holder to receive the value of such units in cash, shares of Common Stock or a combination thereof based upon performance conditions and over a performance period as determined by the Committee at the time of grant. Such performance share awards may provide the holder with dividend equivalents prior to vesting.

RESTRICTED STOCK

     Restricted stock awards consist of a grant of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. Restricted stock awards consisting of actual shares of Common Stock entitle the holder to receive shares of Common Stock. Such restricted stock awards may provide the holder with dividends and voting rights prior to vesting. Restricted stock awards consisting of share units entitle the holder to receive the value of such units in cash, shares of Common Stock or a combination thereof as determined by the Committee. Such restricted stock awards may provide the holders with dividend equivalents prior to vesting. The employment conditions and the length of the period for vesting of restricted stock awards will be established by the Committee at time of grant.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR PROXY FOR THE APPROVAL OF THE OMNIBUS STOCK PLAN

                             STOCKHOLDER PROPOSALS

     The Company will not consider any stockholder proposal for inclusion in the 1997 Annual Meeting of Stockholders' proxy materials unless received by the Company no later than December 22, 1996.

     Stockholders desiring to nominate persons for election as directors or bring other business before the stockholders at the 1996 Annual Meeting must provide written notice giving details of such nomination or other business to the Secretary of the Company, to be received no later than May 15, 1996.

                                 OTHER MATTERS

     At the date of this Proxy Statement, management has no knowledge of any business other than that described herein that will be presented for consideration at the meeting. In the event any other business is presented at the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

                                          By Order of The Board of Directors

                                          Stephen Mann
                                          Chairman

April 26, 1996

                                                                       EXHIBIT A

                               ALEXANDER'S, INC.

                               OMNIBUS STOCK PLAN


     1. PURPOSE. The purpose of the Alexander's, Inc. Omnibus Stock Plan (the "Plan") is to promote the financial interests of Alexander's, Inc. (the "Company"), including its growth and performance, by encouraging employees and officers of the Company and its subsidiaries, employees of Vornado Realty Trust ("Vornado") and its subsidiaries or any other person or entity designated by the Committee (as defined below) (collectively "Eligible Persons") to acquire an ownership interest in the Company, enhancing the ability of Company and its subsidiaries to attract and retain people or entities of outstanding ability, and providing such persons with a way to acquire or increase their proprietary interest in the Company's success.


      2. SHARES SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 14, the number of shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") which shall be available for the grant of awards under the Plan shall not exceed 2,000,000. No Participant (as defined in Section
3) shall be granted stock options or stock appreciation rights with respect to more than 1,000,000 Shares in any Plan year, subject to adjustment as provided in Article 14. The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares, as the Company may from time to time determine. Shares subject to an award that expires unexercised, that is forfeited, terminated or cancelled, in whole or in part, or is paid in cash in lieu of Shares, shall thereafter again be available for grant under the Plan.


       3. ADMINISTRATION. The Plan shall be administered by a committee to be selected by the Board of Directors of the Company, from time to time (the "Committee"), which shall be comprised of no fewer than two members of the Board. Each member shall be a member of the Board who is "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

     Subject to the provisions of the Plan, the Committee (i) shall select the Eligible Persons who will be participants in the Plan (the "Participants"), determine the type of awards to be made to Participants, determine the Shares or share units subject to awards, and (ii) shall have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder and to make all determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

     4. ELIGIBILITY. All Eligible Persons who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee, are eligible to be Participants in the Plan.

     5. AWARDS. Awards granted under the Plan may consist of either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options, provided that only Eligible Persons who are employees of the Company or its subsidiaries may receive incentive stock options; stock appreciation rights, performance shares or grants of restricted stock. Awards of performance shares and restricted stock may provide the Participant with dividends and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

     6. STOCK OPTIONS. The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the fair market value of the Shares on the date of grant; provided, that for incentive stock options granted to persons owning more than 10% of the outstanding shares of Common Stock, the option price shall not be less than 110% of the fair market value per share at the date of grant. Stock options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable more than ten years after their date of grant (five years in the case of an incentive stock option granted to a ten percent stockholder). The option price of each Share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of unrestricted Shares owned by the Participant valued at fair market value as of the date of exercise, in such other consideration as the Committee deems appropriate, or by a combination of cash, unrestricted Shares and such other consideration.

     If determined by the Committee at or subsequent to the date of grant of a stock option, in the event a Participant pays the exercise price of such stock option (in whole or in part) by tendering Shares owned by the Participant, such Participant shall automatically be granted a reload stock option for the number of Shares used to pay the exercise price. The reload stock option shall have terms and conditions determined by the Committee consistent with this Section. If a reload stock option is granted as set forth above, one or more successive reload stock options shall automatically be granted, unless otherwise determined by the Committee, to a Participant who pays all or part of the exercise price of any such reload stock option by tendering Shares owned by the Participant.

     7. STOCK APPRECIATION RIGHTS. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem with or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant, except in the event of the Participant's death or disability. A stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the increase of the fair market value of the Share on the exercise of the stock appreciation right over the grant price. The Committee, in its sole discretion, shall determine whether the stock appreciation right shall be settled in cash, Shares or a combination of cash and Shares.

     8. PERFORMANCE SHARES. Performance shares may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the Shares subject to the grant of performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee. The Committee, in its sole discretion, shall determine whether performance shares granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

     9. RESTRICTED STOCK. Restricted stock may be granted in the form of actual Shares or share units having a value equal to an identical number of Shares. In the event that a certificate is issued in respect of Shares subject to a grant of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant. The Committee, in its sole discretion, shall determine whether restricted stock granted in the form of share units shall be paid in cash, Shares, or a combination of cash and Shares.

     10. AWARD AGREEMENTS. Each award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such award, in addition to the terms and conditions specified in the Plan.

     11. WITHHOLDING. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any Shares or the payment of cash under the Plan, any taxes required by law to be withheld therefrom. The Committee, in its sole discretion, may permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of Shares whose fair market value equals the amount required to be withheld. Any fraction of a Share required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

     12. NONTRANSFERABILITY. No award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.



     13. NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an award, and the grant of such award shall not be construed as giving a Participant the right to be retained in the employ of the Company, Vornado or their respective subsidiaries. Further, the Company, Vornado and their respective subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.



     14. ADJUSTMENT OF AND CHANGES IN SHARES. In the event of any change in the outstanding Shares by reason of any share dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of Shares or other corporate change, or any distributions to Common Stockholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan and to outstanding awards.



     15. AMENDMENT. The Board of Directors may amend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act.



     16. RIGHTS AS STOCKHOLDER. Except as provided in Section 5 hereof, a Participant shall have no rights as a stockholder with respect to any Shares issuable upon exercise of any award hereunder until a certificate or certificates evidencing the Shares shall have been issued to the Participant and, subject to Section 14, no adjustment shall be made for dividends or distributions or other rights in respect of any Share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.



     17. EFFECTIVE DATE. The Plan shall become effective on the date of its adoption by the Board of Directors of the Company, and awards may be granted immediately thereafter, but any award granted under the Plan is subject to defeasance unless and until the Plan shall have been approved by the stockholders. If such stockholder approval is not obtained, the Plan and any options granted thereunder shall be null and void. Subject to earlier termination pursuant to Section 15, the Plan shall have a term of ten years from its effective date.

                               ALEXANDER'S, INC.
     The undersigned, revoking all prior proxies, hereby appoints Steven Roth proxy, with full power of substitution, to attend, and to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Alexander's, Inc. (the "Company") to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 22, 1996, at 12:00 P.M., local time, upon any and all business as may properly come before the meeting and all adjournments thereof. Said proxy is authorized to vote as directed below upon the proposal which is more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE APPROVAL OF THE COMPANY'S OMNIBUS STOCK PLAN.

                                  (Continued and to be executed on reverse side)

      1. ELECTION OF DIRECTORS:

      The Board of Directors recommends a Vote "FOR"
      Election of Directors

      FOR all nominees listed below / /

      WITHHOLD AUTHORITY to vote for all nominees listed below / /

      Nominees: David Mandelbaum, Arthur I. Sonnenblick,
      Richard West

      (Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

      ----------------------------------------------------

      2. APPROVE THE COMPANY'S OMNIBUS STOCK PLAN

         The Board of Directors recommends a Vote "FOR"
         Approval of the Company's Omnibus Stock Plan

              FOR / /             AGAINST / /              ABSTAIN / /

                                        Please date and sign exactly as
                                        your name or names appear hereon.
                                        Each joint owner must sign.
                                        (Officers, Executors,
                                        Administrators, Trustees, etc. will
                                        kindly so indicate when signing.)
                                        Dated                        , 1996

                                          (Signature(s) of Stockholder(s)

                                        VOTES MUST BE INDICATED (X) IN
                                        BLACK OR BLUE INK. /X/

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.